    TBPELS REGISTERED ENGINEERING FIRM F-1580        FAX (713) 651-0849
    1100 LOUISIANA SUITE 4600    HOUSTON, TEXAS 77002-5294    TELEPHONE (713) 651-9191

EXHIBIT 23.2

February 27, 2023

Mr. Paul Tooms
Kosmos Energy, LLC
8176 Park Lane, Suite 500
Dallas, Texas 75231

    We hereby consent to (1) the reference of our firm and to the use of our reports of the Greater Jubilee, TEN, Ceiba, Okume, U.S. Gulf of Mexico, and Greater Tortue Project Areas effective December 31, 2022 and dated January 20, 2023, in the Kosmos Energy Ltd. Annual Report on Form 10-K for the year ended December 31, 2022, to be filed with the U.S. Securities Exchange Commission on or about February 27, 2023; and (2) the incorporation by reference of our reports of the Greater Jubilee, TEN, Ceiba, Okume, U.S. Gulf of Mexico, and Greater Tortue Project Areas effective December 31, 2022 and dated January 20, 2023 in the Kosmos Energy Ltd. Registration Statements (Form S-8, No. 333-174234, Form S-8, No. 333-207259, Form S-8, No. 333-228397, and Form S-8, No. 333-256933) and Registration Statements (Form S-3, No. 333-227084, Form S-3, No. 333-230284, and Form S-3, No. 333-257246,) and in any related prospectus, including any reference to our firm under the heading “Experts” in such prospectus.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPELS Firm Registration No. F-1580

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